ZALICUS

ZALICUS COMPLETES PATIENT ENROLLMENT IN PHASE 2B CLINICAL TRIAL OF SYNAVIVE IN

RHEUMATOID ARTHRITIS

Top-line Data Planned for Third Quarter 2012

CAMBRIDGE, Mass. – April 30, 2012 – Zalicus Inc. (NASDAQ: ZLCS), a biopharmaceutical company that discovers and develops novel treatments for patients suffering from pain and immuno-inflammatory diseases, today announced it has completed enrollment with 292 patients enrolled in the SYNERGY trial, a Phase 2b clinical trial designed to evaluate the safety and efficacy of Synavive®, a low-dose glucocorticoid with the potential for amplified immuno-inflammatory benefits, in patients with rheumatoid arthritis (RA). Top-line results of the clinical trial are expected to be available in the third quarter of 2012.

"The completion of patient enrollment in SYNERGY is an important milestone for Zalicus. We are grateful to the investigators and patients for participating in this study and look forward to reporting top-line results in the third quarter of 2012," commented Mark H.N. Corrigan, MD, President and CEO of Zalicus. “Synavive has already demonstrated early and encouraging signs of clinical efficacy in RA in a previously completed Phase 2a study with statistically significant improvements in ACR20 and DAS28 scores compared to placebo."

Study Design and Objectives

The Phase 2b clinical trial titled SYNERGY (SYNavivE for Reducing signs and sYmptoms of rheumatoid arthritis trial), is a 12-week, five-arm, global, double-blind, placebo-controlled study designed to evaluate the safety and efficacy of Synavive as a treatment for the signs and symptoms of RA in subjects with moderate to severe disease. The trial is being conducted in up to 60 centers throughout the United States, Europe and Latin America. The primary objective of the trial is to evaluate Synavive efficacy compared to placebo, while key additional secondary objectives include evaluating the efficacy of Synavive compared to its individual components (2.7mg of Prednisolone and 360mg of Dipyramidamole) as well as how Synavive performs in comparison to 5mg of Prednisone. Subjects who complete the core SYNERGY trial are eligible to participate in a one-year extension study designed to investigate the long-term safety and durability of response for Synavive. To learn more about the SYNERGY trial please visit www.clinicaltrials.gov.

About Synavive

Synavive is a novel product candidate designed to enhance the anti-inflammatory benefits of glucocorticoids, without associated dose-dependent side effects. Synavive contains the cardiovascular agent dipyridamole and a very low dose of the glucocorticoid prednisolone and has been designed for once-daily use in a unique fixed-dose, aligned release, oral formulation. Synavive is thought to act through a novel multi-target mechanism of action in which dipyridamole synergistically and selectively amplifies prednisolone's anti-inflammatory and immunomodulatory activities by inhibiting key cell mediators of inflammation. In prior proof-of-concept clinical trials, Synavive demonstrated a powerful anti-inflammatory effect in patients with rheumatoid arthritis (RA) and osteoarthritis (OA) and was generally well-tolerated. Synavive is currently in Phase 2 clinical development for the treatment of rheumatoid arthritis (RA). Beyond RA, Synavive has potential in other steroid-responsive diseases such

     245 First Street, Third Floor, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com

ZALICUS

as polymyalgia rheumatica (PMR), lupus (SLE), ulcerative colitis, and Crohn's as well as a potential replacement of NSAIDs and COXIB's in osteoarthritis.

About Zalicus

Zalicus Inc. (Nasdaq: ZLCS) is a biopharmaceutical company that discovers and develops novel treatments for patients suffering from pain and immuno-inflammatory diseases. Zalicus has a portfolio of proprietary clinical-stage product candidates targeting pain and immuno-inflammatory diseases and have entered into multiple revenue-generating collaborations with large pharmaceutical companies relating to other products, product candidates and drug discovery technologies. Zalicus applies its expertise in the discovery and development of selective ion channel modulators and its combination high throughput screening capabilities to discover innovative therapeutics for itself and its collaborators in the areas of pain, inflammation, oncology and infectious disease.

To learn more about Zalicus, please visit www.zalicus.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning Zalicus, its product candidate Synavive and its potential and its other business plans. These forward-looking statements about future expectations, plans, objectives and prospects of Zalicus may be identified by words like "believe," "expect," "may," "will," "should," "seek," “plan” or “could” and similar expressions and involve significant risks, uncertainties and assumptions, including risks related to the clinical development of Synavive, the unproven nature of the Zalicus cHTS drug discovery technology, the Company's ability to obtain additional financing or funding for its research and development and those other risks that can be found in the "Risk Factors" section of Zalicus' annual report on Form 10-K on file with the Securities and Exchange Commission and the other reports that Zalicus periodically files with the Securities and Exchange Commission. Actual results may differ materially from those Zalicus contemplated by these forward-looking statements. These forward-looking statements reflect management’s current views and Zalicus does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.

Contacts: Justin Renz, CFO, Zalicus Inc. 617-301-7575 JRenz@zalicus.com Gina Nugent 617-460-3579 gnugent@zalicus.com (c) 2012 Zalicus Inc. All rights reserved.

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     245 First Street, Third Floor, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com